Exhibit 99.1

Contacts:
Matt Nichols (media) 425-882-6657
Tiffany Bradford (investors) 425-936-6847

Microvision, Inc. Announces Public Offering of Common Stock and Warrants

Redmond, Wash – July 18, 2008 – Microvision, Inc. (NASDAQ: MVIS), a global leader in light scanning technologies, announced today it has priced a public offering of approximately 11.2 million shares of its common stock and warrants to purchase approximately 6.7 million shares of its common stock at a price of $2.33 per unit, which represents a 12.5% discount to the 10-day volume weighted average closing bid price. Gross proceeds before placement agent fees and offering expenses are expected to be approximately $26 million and will be used for general corporate purposes. The offering is expected to close on July 23, 2008, subject to the satisfaction of customary closing conditions.

The placement agents for the offering are FTN Midwest Securities Corp and Craig-Hallum Capital Group.

A shelf registration on Form S-3 relating to these securities was previously filed with the Securities and Exchange Commission and was declared effective on May 7, 2007. A copy of the prospectus supplement and base prospectus relating to the offering may be obtained, when available, from FTN Midwest Securities Corp, 350 Madison Avenue, 19th Floor, New York, NY 10017, Attention: Kim Addarich.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the securities, in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Microvision (www.microvision.com)

Microvision provides the PicoP display technology platform designed to enable next generation display and imaging products for pico projectors, vehicles displays, and wearable displays that interface to mobile devices. The company also manufactures and sells its bar code scanner product line which features the company’s proprietary MEMS technology.

Forward-Looking Statements Disclaimer

Certain statements contained in this release, including those relating to closing of the offering, future demonstrations, product introductions, applications and business prospects, as well as statements containing words like “could,” “expect,” “plan,” and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the Company’s forward-looking statements include the following: our ability to raise additional capital when needed; the risk of market acceptance of our technology and products, our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our ability to enforce our intellectual property rights and protect our proprietary technologies; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; our ability to secure needed third party manufacturing and sales resources, dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the Company’s SEC reports, including the Company’s Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.